Exhibit 99.4

Richard A. Kayne
1800 Avenue of the Stars, Third Floor
Los Angeles, CA 90067

March 8, 2022

Via Email

Athira Pharma, Inc.
Attention: Corporate Secretary
18706 North Creek Parkway, Suite 104
Bothell, Washington 98011
Email: mark.worthington@athira.com
Re:	Demand to Inspect Certain Books and Records of Athira Pharma, Inc. Pursuant to Section 220 of the General Corporation Law of the State of Delaware.
Ladies and Gentlemen:
Richard A. Kayne (“Mr. Kayne” or the “Holder”) and his affiliates and related parties are, as of 5:00 pm Eastern Standard Time on March 7, 2022, the beneficial owners of approximately 1,695,024 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of Athira Pharma, Inc., a Delaware corporation (“Athira” or the “Company”), including 200 shares which are held in record name by Mr. Kayne.  The Holder believes such shares of Common Stock represent approximately 4.538% of the outstanding shares of Common Stock.  Additionally, the Holder and his affiliates have entered into derivative agreements with respect to 6,000 shares of Common Stock.  Attached hereto as Exhibit A is a true and correct redacted copy of a recent brokerage statement evidencing the Holder’s beneficial ownership of certain of the shares of Common Stock described above.
Pursuant to Section 220 of the General Corporation Law of the State of Delaware (the “DGCL”), as the beneficial and record owner of the shares of Common Stock described above, the Holder hereby demands that he and his attorneys, representatives and agents be given the opportunity to inspect and receive copies of the books and records of the Company specified in Section 3 below and to make copies or abstracts therefrom.
1.	Background
 The Company was co-founded by its former Chief Executive Officer, Dr. Leen Kawas.  Dr. Kawas successfully led the Company for years as it grew and matured as a business. Most importantly, she spearheaded the discovery and development of ATH-1017, which ongoing clinical trials suggest could be an extremely effective Alzheimer treatment.  As a graduate student at Washington State University (“WSU”), Dr. Kawas, together with her faculty advisor, Joseph Harding, were the driving force behind the discovery of ATH-1017.  As CEO of Athira, Dr. Kawas guided the Company in securing an exclusive license from WSU for ATH-1017.  Dr. Kawas further guided the Company through the development, early testing and patenting of ATH-1017, including preparing and running clinical trials and submitting it to the U.S. Food and Drug Administration for approval.  ATH-1017 successfully completed its Phase 1B clinical trial in October 2019 and there is no dispute that Dr. Kawas and the clinical team she led were the reason for that success.  The Company has a series of ongoing clinical trials over the next 15-18 months, the success of which will determine the future of ATH-1017.  Dr. Kawas was also the CEO when the Company raised $300 million in the public markets, a result which clearly reflected confidence in Athira and Dr. Kawas’s  management of the clinical trials that are crucial to the success of ATH-1017.
Notwithstanding (a) the upcoming and critical timing of further  ATH-1017 clinical trials, (b) the pivotal role that Dr. Kawas and her team played in the success of the Phase 1B trial, (c) the absence of qualified management that could successfully oversee ongoing clinical trials in the event Dr. Kawas left the Company, and (d) the absence of qualified board members with appropriate clinical trial experience, in June 2021 Dr. Kawas was placed on leave by the board of directors of the Company (the “Board”) in connection with an investigation by a committee of the Board into allegedly altered images used in research papers Dr. Kawas co-authored while she was a graduate student at WSU many years earlier.
In October 2021, Dr. Kawas was effectively forced to resign as CEO of the Company and relinquished her directorship on the basis of the committee’s investigation into her graduate research papers.  The Holder believes no written report of the investigation exists and the results were orally presented to the directors.    Dr. Kawas’s severance agreement is publicly available.  Dr. Kawas is no longer employed by the Company in any capacity.  The Company’s 8-K filing admits that: “Athira’s issued U.S. patent claiming ATH-1017, Athira’s lead development candidate, does not cite any paper which the committee found to contain an image [allegedly] altered by Dr. Kawas.”  The Company’s own press release admitted that: “Dr. Kawas’ actions at Washington State University took place many years ago and did not involve ATH-1017.”
The Holder believes that Dr. Kawas’s removal was a knee-jerk reaction over an issue that had nothing to do with the Company or its technology.  That reaction has harmed – and will harm -- the long-term prospects of the Company.  Holder believes that the cavalier removal was orchestrated by certain members of the Board based on prejudices and ulterior motives, including entrenchment and furthering their own interests.  The Holder further believes that the committee and the Board failed to conduct any reasonable analysis of the benefits and drawbacks of removing Dr. Kawas.  Dr. Kawas readily admitted that the images in her research paper during graduate school on a drug unrelated to ATH-1017 had been enhanced.  The Holder understands that none of the scientific conclusions of the paper, including graphic tabulations of data, were altered or impacted in any way.  Notwithstanding that, the Company forced Dr. Kawas out, with no plan of succession and failed to consider the many alternative responses to outright removal and, crucially, disregarded or discounted the mountain of compelling considerations weighing in favor of keeping Dr. Kawas  at the helm.  As more fully noted below, one such consideration was the absence of a CEO that could take a leadership role at a critical time in Athira’s life cycle.  The Board members who voted to remove Dr. Kawas include directors with very short tenures such as Barbara Kosacz, a former senior counsel at Cooley LLP.  Ms. Kosacz was appointed in March 2021 and spearheaded the effort to oust Dr. Kawas.  Kelly Romano was appointed to the board in December 2020 and became Chair in August 2021.  Joseph Edelman was appointed to the board in May 2020.  The Board has extremely limited clinical trial experience which made the decision to remove Dr. Kawas – and the resultant leadership and experience vacuum – especially dangerous.
Dr. Kawas’s ouster was predictably followed by the hasty, irresponsible and willfully uninformed decision of the Board to appoint an insider, Mark Litton, as the Company’s CEO, without conducting any search process.  The appointment of a CEO without any search process in itself is a profound departure from good corporate governance.  What is more shocking is that Mr. Litton was summarily promoted despite his track record of having no operating experience and lack of relevant expertise.  The damage caused by the expertise and leadership vacuum that has resulted from the Board’s failure to exercise due care or implement any sound process in deciding to remove Dr. Kawas, in failing to identify a qualified successor and in appointing Mark Litton was further compounded by the departure of other qualified employees.  Stated simply, the Holder believes the Company is utterly devoid of any senior leaders with the experience and ability to guide ATH-1017 through the remaining trials and if approved, on to commercialization.
 The Company’s progress has unquestionably stagnated since Mark Litton’s appointment.  Athira’s stock price has fared worse than the biotech index since the Board promoted Mark Litton to CEO.  He recently botched an assignment to articulate the Company’s strategy to a new Goldman Sachs analyst and explain to her why her assumptions were flawed.  His failure resulted in a hatchet job by the Goldman Sachs analyst.  Her report referred additionally to the Company’s need to raise dilutive capital later this year despite Athira’s rock solid, cash-rich balance sheet today.  She also cited value destruction around the Company’s decision to expand the LIFT trial without reason.  One job of a CEO is to educate and explain the value of the Company’s assets to investors and analysts and to deal with confusion and misapprehension in the market.  Mark Litton has demonstrated that he is incapable doing that most basic of tasks.
The Board’s response to this situation speaks volumes about the Board’s priorities.    On January 27, 2022, the Company’s 8-K filing announced that the Board had increased Mark Litton’s salary and target bonus amounts for 2022 and granted him more favorable severance terms, concessions which a qualified CEO might be justified in receiving but of which Mark Litton is wholly undeserving.  (The Board also increased its own compensation at the same time).  It is unclear on what basis the Board could approve rewarding Mr. Litton given his limited time on the job and lackluster performance as a leader.
Recognizing the value and experience that Dr. Kawas offers to Athira at this critical time, most recently the Company’s General Counsel (Mark Worthington) and Board Chair (Kelly Romano) have reached out to Dr. Kawas to explore whether she would be interested in consulting with management and/or the Board on a regular basis.
The Holder has submitted a Nomination Notice identifying two candidates for election to the Company’s board of directors at the 2022 annual meeting. The Company, through its representatives, has made clear that, despite the Holder being a significant stockholder with a track record of success, it has no intention of appointing the Holder to the Company’s board of directors.  No reason has been given except a conclusory justification that the experience and background that the Holder would bring as a director already exists on the Board.  The Holder believes that the failure to appoint him to the Board – and avoid a costly and distracting proxy contest – is based upon his strongly held view that the Company’s current management is woefully unqualified and that the circumstances under which Mark Litton was promoted were the product of gross negligence and failure to exercise due care.  The Holder believes that this gross dereliction of duty is causing – and will continue to cause – harm to the Company and its stockholders.  Put differently, the Board has demonstrated that it prefers collegiality rather than vigorous discussion and reasoned decision-making in the boardroom.
2.	Purpose
This demand seeks to inspect a limited selection of the books and records of the Company pursuant to Section 220(b) of the DGCL.  The purpose of the requests in this demand is to enable the Holder and certain of his affiliates and representatives to investigate concerns about mismanagement of the Company as described above and, if appropriate, communicate his discoveries to his fellow holders of Common Stock with respect to matters reasonably related to their interests as stockholders of the Company, either as part of the Holder’s contemplated solicitation of proxies from the Company’s stockholders in connection with the 2022 annual meeting of stockholders of the Company or otherwise.  The Holder believes that the information is important for stockholders to know, and it will help guide him in determining what his appropriate course of action should be.  In addition, if this information confirms that management has engaged in waste, breach of fiduciary duty or mismanagement, the Holder reserves the right to bring appropriate claims in court.
The Holder’s purpose is also to investigate the suitability of Board members and officers to serve as fiduciaries of the Company.  That is unquestionably a proper purpose in light of the Board’s decision to terminate the Chief Executive Officer without a careful search for her replacement and without a succession plan at a time that could not be worse for the Company.  Then, in the absence of any search for a qualified candidate, elevating an insider who was hopelessly unqualified for the job.  And then to compound that wrongful conduct by increasing the compensation of the newly (but wrongly) elevated CEO.
The Holder represents that (a) he is seeking this inspection for proper purposes reasonably related to his interest as a stockholder, including those identified above, and (b) he will not sell the requested information to any person, give the requested information to any competitor of the Company, or otherwise use the information for any improper purpose.  The records enumerated in this demand are directly connected with and are being requested in furtherance of the purposes of this demand described above.
3.	Demand
Pursuant to Section 220 of the DGCL and the common law decisions in equity of the State of Delaware, the Holder, as the beneficial and record owner of the shares of Common Stock as described herein, hereby demands that he and his attorneys, representatives and agents be given, during regular business hours and at the Company’s principal office (or such other location as the Holder and the Company may mutually agree), the opportunity to inspect and receive copies of the following books and records of the Company and to make copies or abstracts therefrom:
(1)	All minutes and written consents of the Nominating and Corporate Governance Committee from January 2020 through today.
(2)
All documents concerning the suitability or qualifications to serve as a director or officer of Athira, including any documents discussing the suitability of Ric Kayne or George Bickerstaff to serve as a director of Athira.

(3)
All communications, including all Board and committee minutes, relating to (a) the allegations against Dr. Kawas concerning the enhancement of images in a graduate research paper as described in the Company’s 8-K dated October 21, 2021, (b) the decision to terminate the employment of Dr. Kawas, or (c) the appointment of Mark Litton as Chief Executive Officer.

(4)	All communications, including all Board and committee minutes, relating to the qualifications, experience and any other attributes of Mark Litton to serve as an executive officer of Athira.
(5)
All performance reviews (whether upstream, downstream or 360) for Mark Litton, including any feedback provided to Mr. Litton regarding his performance as COO (from July 2019 through October 2021) or CEO (from October 2021 to date).

(6)	All communications, including all Board and committee minutes, concerning any executive coaching proposed for (or received by) Mark Litton.
(7)	All communications relating to any performance-related compensation paid to Mark Litton.
(8)
All communications, including all Board and committee minutes, relating to any search (or lack of a search, including the reasons for not conducting a search) for a successor Chief Executive Officer to Dr. Kawas.

(9)
All documents, including minutes and written consents, concerning (a) the composition of the committee created to investigate the allegations against Dr. Kawas (“Investigation Committee”), and/or (b) the advisors hired by the Investigation Committee.

(10)	Any reports, whether final, interim or draft, regardless of whether they are written or verbal, discussed by the Board or the Investigation Committee relating to Dr. Kawas.
(11)	All documents, including minutes and written consents of the Investigation Committee, as well as all notes and memoranda of interviews conducted by the Investigation Committee.
(12)
All communications, including all Board and committee minutes and written consents, concerning increases in compensation for, or amendments to any employment, change-in-control and/or severance agreements with, Mark Litton.

(13)	Any reports, analyses, recommendations or presentations prepared by, or at the direction of, the Board or any committee relating to compensation or other employment terms for Mark Litton.
(14)
All communications, including all Board and committee minutes and written consents, concerning increases in compensation or changes to expense reimbursement policies or other fringe benefits or policies for directors, whether in connection with service on the Board or any committee or otherwise.

(15)
Any reports, analyses, recommendations or presentations prepared by, or at the direction of, the Board or any committee relating to compensation or changes to expense reimbursement policies or other fringe benefits or policies for directors, whether in connection with service on the Board or any committee or otherwise.

4.	Delivery
All information requested in Section 3 hereof should be provided in hard copy (paper) form, as well as on USB flash storage device, electronically transmitted file, or similar electronic medium (any such electronic storage medium, an “Electronic Medium”), and any computer processing data as is necessary for the Holder to make use of such information on an Electronic Medium; and a full list of the contents of the information provided on an Electronic Medium for verification purposes.
The Holder will consent to a mutually agreeable confidentiality agreement in connection with the production of the requested information, although the Holder will want to share information with all of the Company’s stockholders.  Upon presentment of appropriate documentation therefore, the Holder will bear the reasonable costs incurred by the Company, including those of its transfer agent(s) or registrar(s), in connection with the production of the information demanded.
The Holder hereby designates and authorizes Tariq Mundiya, Russell Leaf and Jared Fertman of Willkie Farr & Gallagher LLP, William M. Lafferty of Morris Nichols Arsht & Tunnell LLP and any other persons designated by them or by the Holder, acting alone or in any combination, to conduct the inspection and copying herein requested.  It is requested that the materials identified above be made available to the designated parties no later than five (5) business days following the date hereof as required by Delaware law.

Very truly yours,

/s/ Richard A. Kayne___

Richard A. Kayne

State of California	)
) ss:
County of Los Angeles	)
                   Richard A. Kayne, being sworn, states:  I executed the foregoing letter, and the information and facts stated therein regarding the Holder’s ownership and the purpose of this demand for inspection are true and correct.  Such inspection is reasonably related to the Holder’s interest as a stockholder and is not desired for a purpose which is in the interest of a business or object other than the business of Athira Pharma, Inc.

By:	/s/ Richard A. Kayne___
Richard A. Kayne

Subscribed and sworn to before me
this 7th day of March, 2022.

/s/ Aldo Aceituno Aldana
Notary Public

My commission expires:  April 15, 2025

Disclaimer
The views expressed in the solicitation materials referenced herein and/or attached hereto represent the opinions of Richard A. Kayne and certain of his affiliates (collectively, the “Kayne Entities”) that hold shares of Athira Pharma, Inc. (“Athira” or the “Company”) and are based on publicly available information with respect to the Company.  The Kayne Entities and the other participants in the Kayne Entities’ solicitation are collectively referred to herein as the “Participants”.  The Participants recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with their conclusions.  The Participants reserve the right to change any of their opinions expressed in any of the solicitation materials at any time as they deem appropriate.
The solicitation materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security.  The solicitation materials do not constitute a recommendation to purchase or sell any security.  Each of the Kayne Entities beneficially owns, and/or has an economic interest in, securities of the Company.  It is possible that there will be developments in the future that cause the Kayne Entities from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.
Although the Participants believe the statements made in the solicitation materials are substantially accurate in all material respects and do not omit to state material facts necessary to make those statements not misleading, the Participants make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication any of them may make with respect to the Company and any other companies mentioned, and the Participants expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein).  Thus, shareholders and others should conduct their own independent investigation and analysis of such statements and communications and of the Company and any other companies to which those statements or communications may be relevant.
The solicitation materials may contain links to articles and/or videos (collectively, “Media”).  The views and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinions of the Participants.
The Participants have not sought or obtained consent from any third party to use any statements or information contained in the solicitation materials. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein or therein. All trademarks and trade names used in any solicitation materials are the exclusive property of their respective owners.
Additional Information
On April 11, 2022, Mr. Kayne, together with the other Participants, filed a definitive proxy statement (the “Definitive Proxy Statement”) and an accompanying BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) to solicit votes for the election of their slate of highly qualified director nominees at the 2022 annual meeting of the stockholders of the Company.
THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER PROXY MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN.  THE DEFINITIVE PROXY STATEMENT AND SUCH OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND ARE ALSO AVAILABLE AT NO CHARGE ON REQUEST FROM THE PARTICIPANTS’ PROXY SOLICITOR, HARKINS KOVLER, LLC AT (800) 339-9883 OR VIA EMAIL AT ATHA@HARKINSKOVLER.COM.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in the solicitation materials are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Participants’ control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.
Important factors that could cause actual results to differ materially from the expectations set forth herein include, among other things, the factors identified in the Company’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.